Exhibit 99.1

Watson Wyatt Worldwide Finishes Fiscal 2008 with Revenues of $1.76 Billion and EPS of $3.50

Strong Revenue and Earnings Growth in Fourth Quarter

ARLINGTON, Va.--(BUSINESS WIRE)--Watson Wyatt Worldwide, Inc. (NYSE, NASDAQ: WW), a leading international human capital and financial management consulting firm, today announced financial results for the fourth quarter and full year of fiscal year 2008, which ended June 30, 2008.

Revenues were $453.8 million for the quarter, an increase of 17% (14% constant currency) from the fourth quarter of fiscal 2007 revenues of $388.5 million. Excluding the impact of acquisitions and changes in foreign exchange rates, revenues increased 10% from the fourth quarter of fiscal 2007. Net income for the fourth quarter of fiscal 2008 was $41.7 million, or $0.95 per diluted share, an increase of 32% from $31.6 million, or $0.71 per diluted share, in the prior-year fourth quarter. When compared to prior-year fourth quarter, exchange rates had a positive impact of $0.01 on diluted earnings per share.

For the fiscal year, revenues were $1.76 billion, an increase of 18% (15% constant currency) from $1.49 billion in fiscal 2007. Excluding the impact of acquisitions and changes in foreign exchange rates, revenues increased 8% from fiscal 2007. Net income for the year was $155.4 million, or $3.50 per diluted share, an increase of 34% from prior-year net income of $116.3 million, or $2.60 per diluted share. When compared to prior-year, exchange rates had a positive impact of $0.07 on diluted earnings per share.

“We capped fiscal 2008 with a very strong quarter and finished the year with outstanding growth driven by solid organic increases and successful acquisitions,” said John Haley, president and chief executive officer. “In fiscal 2009, we expect organic growth to continue, even in these uncertain times.”

Operating Highlights

  Benefits Group revenues (representing 56% of fourth-quarter revenues) were $255 million for the fourth quarter of fiscal 2008, an increase of 17% (15% constant currency) from $218 million in the prior-year fourth quarter. Excluding the impact of acquisitions and changes in foreign exchange rates, revenues increased 8% from prior year fourth quarter. The increase in organic revenues was largely due to an increase in demand for retirement services in all geographic regions. For the year, Benefits revenues were $993 million, an increase of 21% (18% constant currency) from fiscal 2007. Excluding the impact of acquisitions and changes in foreign exchange rates, revenues increased 6% from fiscal 2007.
  Technology and Administration Solutions Group revenues (representing 11% of fourth-quarter revenues) were $48 million for the fourth quarter of fiscal 2008, an increase of 21% (21% constant currency) from $39 million in the prior-year fourth quarter. The increase resulted from an increase in administration services in Europe and an increase in system modifications in North America. At June 30, 2008, 142 projects were in service and an additional 50 projects were in the implementation phase in North America. For the year, Technology and Administration Solutions Group revenues were $183 million, an increase of 16% (14% constant currency) from fiscal 2007.
  Human Capital Group revenues (representing 11% of fourth-quarter revenues) were $51 million for the fourth quarter of fiscal 2008, an increase of 16% (13% constant currency) from $44 million in the prior-year fourth quarter. Demand was strong in all geographic regions, especially for our compensation and data services. For the year, Human Capital Group revenues were $196 million, an increase of 15% (12% constant currency) from fiscal 2007.
  Insurance & Financial Services Group revenues (representing 6% of fourth-quarter revenues) were $29 million for the fourth quarter of fiscal 2008, a decrease of 2% (-5% constant currency) from $30 million in the prior-year fourth quarter. A decrease in revenues in Europe was offset, in part, by an increase in revenues in Asia Pacific. For the year, Insurance & Financial Services Group revenues were $119 million, an increase of 4% (flat constant currency) from fiscal 2007.
  Investment Consulting Group revenues (representing 10% of fourth-quarter revenues) were $43 million for the fourth quarter of fiscal 2008, an increase of 26% (25% constant currency) from $35 million in the prior-year fourth quarter. The revenue increase was due to strong demand for all of our services, particularly advice on investment strategy and investment manager selection. For the year, Investment Consulting Group revenues were $169 million, an increase of 31% (27% constant currency) from fiscal 2007.

Outlook for Fiscal Year 2009

For fiscal year 2009, the company expects revenues to be in the range of $1.85 billion to $1.90 billion and earnings per diluted share for the year are expected to be in the range of $3.70 to $3.77. This guidance assumes an average exchange rate of 1.97 U.S. dollars to the British pound for fiscal year 2009 and an average rate of 1.51 U.S. dollars to the Euro for fiscal year 2009.

For the first quarter of fiscal 2009, the company expects revenues to be in the range of $433 million to $443 million and earnings per diluted share for the quarter are expected to be in the range of $0.82 to $0.85. This guidance assumes an average exchange rate of 1.99 U.S. dollars to the British pound for the first quarter of fiscal 2009 and an average rate of 1.55 U.S. dollars to the Euro for the first quarter of fiscal 2009.

Conference Call

The company will host a live webcast and conference call to discuss the financial results for the fourth quarter of fiscal 2008. It will be held on Tuesday, August 12, 2008, beginning at 9:00 a.m. Eastern Time, and can be accessed via the Internet by going to www.watsonwyatt.com. The replay of the webcast will be available two hours after the live call for a period of three months. The replay will also be available for one week after the call by dialing 617-801-6888 and using confirmation number 69831798.

Forward-Looking Statements

Statements in this press release regarding projections and expectations of future earnings, revenues, operations, business trends and other such items are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to management. Because such statements are based on expectations and are not statements of fact, actual events and results may differ materially from those projected. A number of risks and uncertainties exist which could cause actual results to differ materially from the results reflected in these forward-looking statements. Such factors include but are not limited to the company’s ability to integrate the operations of acquired businesses into our own business, processes and systems, and achieve the anticipated results; our continued ability to recruit and retain qualified associates; the success of our marketing, client development and sales programs; the successful exit of the multi-employer retirement business; our ability to maintain client relationships and to attract new clients; declines in demand for our services; outcomes of pending or future litigation and the availability and capacity of professional liability insurance to fund pending or future judgments or settlements; the ability of the company to obtain professional liability insurance; a significant decrease in the demand for the consulting, actuarial and other services we offer as a result of changing economic conditions or other factors; actions by competitors offering human resources consulting services, including public accounting and consulting firms, technology consulting firms and internet/intranet development firms; our continued ability to achieve cost reductions; foreign currency exchange and interest rate fluctuations; exposure to liabilities of acquired businesses that have not been expressly assumed; general economic and business conditions that adversely affect us or our clients; the level of capital resources required for future acquisitions and business opportunities; regulatory developments abroad and domestically that impact our business practices; legislative and technological developments that may affect the demand for or costs of our services; and other factors discussed under "Risk Factors" in the company’s Annual Report on Form 10-K for the year ended June 30, 2007 and filed on August 24, 2007, with the Securities and Exchange Commission. These statements are based on assumptions that may not come true. All forward-looking disclosure is speculative by its nature. The company undertakes no obligation to update any of the forward-looking information included in this report, whether as a result of new information, future events, changed expectations or otherwise.

About Watson Wyatt Worldwide

Watson Wyatt (NYSE, NASDAQ: WW) is the trusted business partner to the world's leading organizations on people and financial issues. The firm’s global services include: managing the cost and effectiveness of employee benefit programs; developing attraction, retention and reward strategies; advising pension plan sponsors and other institutions on optimal investment strategies; providing strategic and financial advice to insurance and financial services companies; and delivering related technology, outsourcing and data services. Watson Wyatt has 7,000 associates in 32 countries and is located on the Web at www.watsonwyatt.com.

WATSON WYATT WORLDWIDE, INC.
Condensed Consolidated Statements of Operations
(Thousands of U.S. Dollars, Except Per Share Data)
(Unaudited)

	Three months ended June 30,		Year ended June 30,
	2008	2007	2008	2007

Revenue	$453,811	$388,496	$1,760,055	$1,486,523

Costs of providing services:
Salaries and employee benefits	247,653	207,124	970,236	805,571
Professional and subcontracted services	30,742	27,284	105,896	99,943
Occupancy, communications and other	59,871	48,824	208,058	184,832
General and administrative expenses	45,178	41,632	176,664	159,637
Depreciation and amortization	19,203	15,438	72,428	57,235
	402,647	340,302	1,533,282	1,307,218

Income from operations	51,164	48,194	226,773	179,305

Loss from affiliates	2,670	(143)	2,067	(5,500)
Interest expense	(397)	(245)	(5,977)	(1,581)
Interest income	1,228	965	5,584	4,066
Other non-operating income	10	37	464	178

Income before income taxes	54,675	48,808	228,911	176,468

Provision for income taxes	13,005	17,175	73,470	60,193

Net income	$41,670	$31,633	$155,441	$116,275

Earnings per share:
Net income - Basic	$0.96	$0.71	$3.65	$2.74
Net income - Diluted	$0.95	$0.71	$3.50	$2.60

Weighted average shares of common stock, basic (000)	43,618	44,313	42,577	42,413
Weighted average shares of common stock, diluted (000)	43,704	44,581	44,374	44,684

WATSON WYATT WORLDWIDE, INC.
Supplemental Segment Data
(Thousands of U.S. Dollars)

	Three Months Ended June 30,		Year Ended June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

Revenue (net of reimbursable expenses)
Benefits Group	$254,766	$218,034	$993,371	$820,806
Technology and Administration Solutions Group	47,898	39,482	182,953	157,516
Human Capital Group	50,703	43,576	195,925	169,845
Insurance & Financial Services Group	29,472	30,020	118,603	113,676
Investment Consulting Group	43,410	34,501	169,173	128,720
Total segment revenue	426,249	365,613	1,660,025	1,390,563
Other, including reimbursable expenses	27,562	22,883	100,030	95,960
Consolidated revenue	$453,811	$388,496	$1,760,055	$1,486,523

Net operating income
Benefits Group	$75,542	$62,480	$285,610	$222,021
Technology and Administration Solutions Group	12,256	9,349	47,246	36,663
Human Capital Group	7,482	4,747	35,067	24,052
Insurance & Financial Services Group	(184)	4,255	2,381	18,985
Investment Consulting Group	15,237	10,905	59,918	39,269
Total segment net operating income	110,333	91,736	430,222	340,990
Discretionary compensation	(40,617)	(33,449)	(184,980)	(139,433)
Other income (expense), net	(15,041)	(9,479)	(16,331)	(25,089)
Income before income taxes	$54,675	$48,808	$228,911	$176,468

	June 30,
	2008	2007
	(Unaudited)
Associates (fiscal year end full-time equivalents)
Benefits Group	3,240	2,900
Technology and Administration Solutions Group	840	735
Human Capital Group	850	885
Insurance & Financial Services Group	420	390
Investment Consulting Group	450	325
Other (including Communication)	810	785
Corporate	620	580
Total	7,230	6,600

WATSON WYATT WORLDWIDE, INC. Consolidated Balance Sheets (Thousands of U.S. Dollars, Except Share Data)

	June 30, 2008	June 30, 2007

Assets
Cash and cash equivalents	$124,632	$248,186
Receivables from clients:
Billed, net of allowances of $8,544 and $6,216	239,593	227,130
Unbilled, at estimated net realizable value	126,163	109,697
	365,756	336,827

Deferred income taxes	18,576	17,016
Other current assets	48,523	34,733
Total current assets	557,487	636,762

Investment in affiliate	8,526	3,058
Fixed assets, net	184,684	172,147
Deferred income taxes	72,572	66,751
Goodwill	634,701	382,936
Intangible assets, net	236,242	211,715
Other assets	21,764	56,340

Total Assets	$1,715,976	$1,529,709

Liabilities
Accounts payable and accrued liabilities, including discretionary compensation	$381,784	$303,346
Income taxes payable and deferred	3,462	7,062
Total current liabilities	385,246	310,408

Revolving credit facility	-	105,000
Accrued retirement benefits	209,168	198,677
Deferred rent and accrued lease losses	29,239	32,686
Deferred income taxes and other long term tax liabilities	13,430	2,663
Other noncurrent liabilities	94,498	92,756

Total Liabilities	731,581	742,190

Commitments and contingencies

Stockholders' Equity
Preferred Stock - No par value: 1,000,000 shares authorized; none issued and outstanding	-	-
Class A Common Stock - $.01 par value: 99,000,000 shares authorized; 43,813,451 and 42,463,451 issued and 43,578,268 and 42,299,792 outstanding	438	428
Additional paid-in capital	456,681	395,521
Treasury stock, at cost - 235,183 and 463,659 shares	(13,222)	(22,251)
Retained earnings	474,961	336,101
Accumulated other comprehensive income	65,537	77,720
Total Stockholders' Equity	984,395	787,519

Total Liabilities and Stockholders' Equity	$1,715,976	$1,529,709

WATSON WYATT WORLDWIDE, INC. Consolidated Statements of Cash Flows (Thousands of U.S. Dollars)

	Year ended June 30
	2008	2007

Cash flows from operating activities:
Net income	$155,441	$116,275
Adjustments to reconcile net income to net cash from operating activities:
Provision for doubtful receivables from clients	14,292	8,551
Depreciation	56,281	47,090
Amortization of intangible assets	16,397	10,145
Provision for (benefit from) deferred income taxes	8,468	8,418
Loss/(Income) from affiliates	(2,066)	5,500
Other, net	8,640	977
Changes in operating assets and liabilities (net of business acquisitions and discontinued operations):
Receivables from clients	(25,142)	(43,464)
Other current assets	(1,885)	(24,699)
Other assets	37,080	1,324
Accounts payable and accrued liabilities	79,646	19,246
Income taxes payable	(2,080)	4,407
Accrued retirement benefits	(61,682)	(2,831)
Deferred rent and accrued lease losses	(3,447)	54
Other noncurrent liabilities	3,788	16,119
Cash flows from operating activities:	283,732	167,112

Cash flows used in investing activities:
Business acquisitions and contingent consideration payments	(138,830)	(48,099)
Purchases of fixed assets	(38,694)	(43,989)
Capitalized software costs	(21,904)	(22,295)
Investment in affiliates	(3,316)	-
Increase in restricted cash	(2,331)	-
Contingent proceeds from divestitures	464	178
Cash flows used in investing activities:	(204,611)	(114,205)

Cash flows (used in)/from financing activities
(Repayments)/borrowings under Credit Facility	(105,000)	75,000
Dividends paid	(12,767)	(12,717)
Repurchases of common stock	(82,032)	(48,303)
Issuance of common stock and excess tax benefit	11,046	13,245
Cash flows (used in)/from financing activities	(188,753)	27,225

Effect of exchange rates on cash	(13,921)	2,709

Increase/(decrease) in cash and cash equivalents	(123,554)	82,841

Cash and cash equivalents at beginning of period	248,186	165,345

Cash and cash equivalents at end of period	$124,632	$248,186

Supplemental disclosures:
Cash paid for interest	$5,951	$1,822
Cash paid for income taxes, net of refunds	$76,324	$68,893

CONTACT:
Watson Wyatt Worldwide, Inc.
Carl D. Mautz
Chief Financial Officer
(703) 258-7556